Exhibit 99.1
The CATO Corporation
NEWS RELEASE
FOR IMMEDIATE RELEASE
CEO Approval ________
For Further Information Contact:
Thomas W. Stoltz
Executive Vice President
Chief Financial Officer
704-551-7201
CATO REPORTS 3Q EARNINGS
Revises 4Q and Full Year Guidance

Charlotte, NC (November 29, 2007) — The Cato Corporation (NYSE: CTR) today reported net income of $2.9 million for the third quarter ended November 3, 2007, compared to net income of $5.9 million for the third quarter ended October 28, 2006, a decrease of 51%. Earnings per diluted share for the third quarter were $0.09, compared to $0.18 last year, a decrease of 50%. Sales for the third quarter were $181.9 million, a 3% decrease from sales of $187.7 million last year. Comparable store sales for the quarter decreased 5%.
For the nine months ended November 3, 2007, the Company earned net income of $34.1 million compared to net income of $38.8 million for the nine months ended October 28, 2006, a decrease of 12%. Earnings per diluted share were $1.07 compared to $1.22 last year, a decrease of 12%. Sales were $625.0 million for the first nine months of 2006, a 1% decrease from sales of $632.1 million last year. Year-to-date comparable store sales decreased 3%.
For the quarter, the gross margin rate decreased to 30.7% versus 32.2% last year. The decrease is primarily due to lower than planned sales resulting in higher markdowns. The SG&A rate increased to 28.2% from 27.4% last year primarily due to the deleveraging of expenses on the lower sales base.
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

“Third quarter results reflect the difficult retail environment we continue to face,” commented John Cato, Chairman, President, and Chief Executive Officer. “Due to lower sales and additional markdowns, we expect fourth quarter results will be in the range of a loss of ($0.08) to $0.00 per diluted share versus $0.40 last year. This estimate is based on comparable store sales in the range of down 7% to down 4% for the quarter. For the year, earnings per diluted share are estimated to be in the range of $0.99 to $1.07 versus $1.62 last year.”
Fourth quarter 2006 included 14 weeks compared to 13 weeks this year and several positive one-time adjustments totaling $0.10 earnings per diluted share as noted in prior releases.
Year-to-date, the Company has opened 49 new stores, relocated 16 stores, and closed four stores. As of November 3, 2007, the Company operated 1,321 stores in 31 states, compared to 1,270 stores in 31 states as of October 28, 2006. The Company still expects to open 60 to 65 stores for the year.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the third quarter, fourth quarter and full year and any related assumptions, as well as the Company’s expected plans for full year store openings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED NOVEMBER 3, 2007 AND OCTOBER 28, 2006
(Dollars in thousands, except per share data)

	Quarter Ended				Nine Months Ended
	November 3,	%	October 28,	%	November 3,	%	October 28,	%
	2007	Sales	2006	Sales	2007	Sales	2006	Sales

REVENUES
Retail sales	$181,870	100.0%	$187,727	100.0%	$624,977	100.0%	$632,101	100.0%
Other income (principally finance, late fees and layaway charges)	2,968	1.6%	3,155	1.7%	9,024	1.4%	9,686	1.5%

Total revenues	184,838	101.6%	190,882	101.7%	634,001	101.4%	641,787	101.5%

GROSS MARGIN (Memo)	55,790	30.7%	60,498	32.2%	207,962	33.3%	219,014	34.7%

COSTS AND EXPENSES, NET
Cost of goods sold	126,080	69.3%	127,229	67.8%	417,015	66.7%	413,087	65.3%
Selling, general and administrative	51,303	28.2%	51,482	27.4%	154,903	24.8%	157,831	25.0%
Depreciation	5,684	3.1%	5,169	2.7%	16,698	2.6%	15,561	2.5%
Interest and other income	(2,176)	-1.2%	(2,131)	-1.1%	(6,385)	-1.0%	(5,624)	-0.9%

Cost and expenses, net	180,891	99.4%	181,749	96.8%	582,231	93.1%	580,855	91.9%

Income Before Income Taxes	3,947	2.2%	9,133	4.9%	51,770	8.3%	60,932	9.6%

Income Tax Expense	1,011	0.6%	3,272	1.8%	17,654	2.8%	22,179	3.5%

Net Income	$2,936	1.6%	$5,861	3.1%	$34,116	5.5%	$38,753	6.1%

Basic Earnings Per Share	$0.09		$0.19		$1.08		$1.24

Basic Weighted Average Shares	31,891,308		31,298,253		31,713,755		31,270,347

Diluted Earnings Per Share	$0.09		$0.18		$1.07		$1.22

Diluted Weighted Average Shares	31,988,081		31,846,241		32,020,584		31,795,150

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	November 3,	October 28,	February 3,
	2007	2006	2007
	(Unaudited)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$20,187	$21,428	$24,833
Short-term investments	126,797	86,229	98,709
Accounts receivable — net	44,470	45,229	45,958
Merchandise inventories	114,066	110,078	115,918
Other current assets	14,623	10,900	14,095

Total Current Assets	320,143	273,864	299,513

Property and Equipment — net	125,377	130,255	128,461

Other Assets	4,617	11,150	4,348

TOTAL	$450,137	$415,269	$432,322

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$126,955	$115,190	$123,049

Noncurrent Liabilities	32,083	32,448	32,480

Stockholders’ Equity	291,099	267,631	276,793

TOTAL	$450,137	$415,269	$432,322

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